Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559
Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ANNOUNCES TENDER OFFER FOR ANY AND ALL OF TWO

SERIES OF ITS EXISTING SENIOR NOTES

7.45% Senior Notes Due 2011 and 7.125% Senior Notes Due 2013

March 25, 2009 (San Francisco) – BRE Properties, Inc. (“BRE Properties” or the “Company”) (NYSE:BRE) today announced the commencement of a cash tender offer for any and all of its outstanding 7.45% Senior Notes due 2011 and any and all of its outstanding 7.125% Senior Notes due 2013 (collectively, the “Notes”). There is currently $250.0 million aggregate principal amount of the 7.45% Senior Notes due 2011 and $130.0 million aggregate principal amount of the 7.125% Senior Notes due 2013 outstanding. The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, April 1, 2009, unless extended or earlier terminated (the “Expiration Time”). The terms and conditions of the tender offer are set forth in an Offer to Purchase dated March 25, 2009 (the “Offer to Purchase”) and related Letter of Transmittal, which together constitute the “Offer.”

The purchase price to be paid for Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time is set forth in the table below:

CUSIP Number	Principal Amount Outstanding	Security Description	Price Per $1,000 Principal Amount
05564EBB1	$250,000,000	7.45% Senior Notes due 2011	$1,000
05564EBA3	$130,000,000	7.125% Senior Notes due 2013	$980

BRE Properties will pay in respect of any Notes accepted for purchase in the Offer, accrued and unpaid interest up to, but not including, the date of payment for the Notes, which is expected to be the third business day following the Expiration Time.

As set forth in the Offer to Purchase or as required by applicable law, tendered Notes may be withdrawn on or before the Expiration Time, but may not be withdrawn after the Expiration Time. Withdrawn Notes may be re-tendered at any time prior to the Expiration Time. The Offer is subject to certain customary conditions, but is not conditioned on the tender of a minimum principal amount of Notes. BRE Properties may amend, extend or, subject to certain conditions, terminate the tender offer at any time.

-more-

BRE Properties Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505, www.breproperties.com

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of BRE Properties, the dealer managers, the depositary or the information agent is making any recommendation as to whether or not holders should tender their Notes in connection with the Offer.

The Company has engaged Deutsche Bank Securities Inc. and RBS Greenwich Capital to act as dealer managers for the Offer, and Global Bondholder Services Corporation to act as information agent and depositary for the Offer. Requests for documents may be directed to Global Bondholder Services Corporation at 866.540.1500 (U.S. toll free) or at 212.430.3774 (collect), or in writing to 65 Broadway, Suite 723, New York, NY 10006, Attention: Corporate Actions. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc. at 212.250.2955 or 866.627.0391 (U.S. toll free) or to RBS Greenwich Capital at 203.618.6145 or 877.297.9832 (U.S. toll free).

About BRE Properties, Inc.

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE Properties directly owns and operates 72 apartment communities totaling 21,196 units in California, Arizona and Washington. The Company invests in communities through acquisition and development, and currently has seven properties in various stages of development and construction, totaling 2,077 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust listed in S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com. (Property data as of 12/31/08)

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BRE Properties Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505, www.breproperties.com